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                                                                    EXHIBIT 23.4

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8), pertaining to the Ribi Immunochem Research, Inc. 1986 Stock Option Plan, the Ribi Immunochem Research, Inc. 1996 Director Option Plan and the Ribi Immunochem Research, Inc. 1996 Stock Option Plan, of Corixa Corporation of our report dated January 28, 1998 except for Note 9, as to which the date is February 28, 1998 with respect to the financial statements of GenQuest Inc. included in Current Report on Form 8-K of Corixa Corporation dated August 9, 1999 filed with the Securities and Exchange Commission.

                                                               ERNST & YOUNG LLP

Seattle, Washington
October, 21, 1999